Exhibit 99.1

FOR IMMEDIATE RELEASE
July 17, 2007

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2007.

Earnings Summary
(in thousands except per share data)	2Q 2007	1Q 2007	2Q 2006	6 Months 2007	6 Months 2006
Net income	$8,858	$8,022	$9,892	$16,880	$19,660
Earnings per share	0.58	0.53	0.66	1.11	1.31
Earnings per share (diluted)	0.57	0.52	0.65	1.09	1.29

Return on average assets	1.18%	1.09%	1.33%	1.13%	1.35%
Return on average equity	12.16	11.33	15.02	11.75	15.14
Efficiency ratio	58.22	64.68	55.73	61.40	56.95

Dividends declared per share	$0.27	$0.27	$0.26	$0.54	$0.52
Book value per share	19.17	18.93	17.54	19.17	17.54

Weighted average shares	15,216	15,191	15,051	15,203	15,031
Weighted average shares (diluted)	15,448	15,437	15,274	15,421	15,246

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the quarter ended June 30, 2007 of $8.9 million or $0.58 per basic share compared to $8.0 million or $0.53 per share earned during the quarter ended March 31, 2007 and $9.9 million or $0.66 per share earned during the second quarter of 2006.  Earnings for the six months ended June 30, 2007 were $16.9 million or $1.11 per share compared to $19.7 million or $1.31 per share earned for the first six months of 2006.

Second Quarter 2007 Highlights

❖
The Company's basic earnings per share for the second quarter 2007 increased 9.4% from prior quarter but decreased 12.1% from prior year second quarter.  Year-to-date earnings per share have decreased 15.3% from the six months ended June 30, 2006.  Both the prior quarter and YTD earnings comparisons are impacted by the one-time expense associated with the refinancing of the Company's trust preferred securities during the first quarter 2007.  Core earnings for the quarter and YTD 2007 continue to reflect the pressure on the Company's net interest margin as deposits grew during the first six months of 2007 more quickly than the Company has been able to deploy them into higher yielding loans versus short-term investments.  During 2006, the Company's loans repriced more quickly than its deposits resulting in a stronger net interest margin than the Company has experienced in 2007 as deposit repricing continued.

❖
The Company's net interest margin increased 2 basis points from prior quarter but has declined 17 basis points from prior year second quarter as the Company continues operating within the inverted yield curve environment.  Our year-to-date net interest margin has declined 18 basis points from the first six months of 2006.  Since deposit repricing has been through a 12-month cycle, management anticipates that the margin will continue to improve incrementally during the remainder of 2007 in the current stable rate environment.

❖	The Company's loan portfolio grew at an annualized rate of 8.0% during the quarter and 3.6% from June 30, 2006.

❖
Nonperforming loans as a percentage of total loans at June 30, 2007 were 1.08%, an increase of $6.0 million over prior quarter and a $6.9 million increase from same period prior year.  The increase in nonperforming loans is primarily in smaller commercial loans with collateral.  These loans are reviewed for impairment and specific reserves are established when appropriate.

❖
CTBI's year-to-date efficiency ratio improved during the second quarter 2007 and is anticipated to continue to improve for the remainder of 2007 as the first quarter was impacted by the one-time charge for the redemption and refinancing of the Company's trust preferred securities.

Net Interest Income

Our net interest margin for the second quarter 2007 was 3.86% compared to 3.84% for the first quarter 2007, an improvement of 2 basis points, and a decline of 17 basis points compared to the 4.03% for the second quarter 2006.  The year-to-date net interest margin decline was 18 basis points.  As deposits have completed a 12-month repricing cycle, management anticipates incremental improvement in the net interest margin for the remainder of 2007 in the current stable rate environment.

Net interest income increased 2.8% from prior quarter but decreased 2.2% from prior year second quarter.  Year-to-date net interest income has decreased 2.0% compared to the first six months of 2006.  Average earning assets as a percentage of total assets of 92.8% for the quarter ended June 30, 2007 have remained relatively stable compared to prior quarter and prior year second quarter of 92.7% and 92.3%, respectively.  Year-to-date average earning assets have increased 2.6% compared to the six months ended June 30, 2006.

Noninterest Income

Noninterest income for the second quarter 2007 was a 5.6% increase from the quarter ended March 31, 2007, primarily due to increased deposit service charges.  Noninterest income increased 11.4% for the second quarter compared to same period prior year and 10.6% for the six months ended June 30, 2007 compared to the first six months of 2006.  Year over year increases resulted primarily from increases in trust revenue and loan related fees.

Noninterest Expense

Noninterest expense for the quarter decreased 6.9% from prior quarter as a result of the first quarter charge from unamortized debt issuance costs with the redemption of trust preferred securities, but increased 5.4% over prior year second quarter.  Noninterest expense for the six months ended June 30, 2007 increased 8.7% from the six months ended June 30, 2006, with increases in personnel, data processing expenses, and the nonrecurring redemption expense.

Balance Sheet Review

The Company’s total assets decreased $98.0 million or 3.2% from prior quarter, $59.5 million of which was the decrease in federal funds sold associated with the first quarter refinance of our trust preferred capital securities.  However, total assets have increased $33.8 million or 1.1% year over year.  Loans outstanding at June 30, 2007 were $2.2 billion reflecting a $43.6 million, annualized 8.0%, increase during the quarter, and a $76.2 million or 3.6% increase year over year.  The Company's investment portfolio decreased $17.5 million, an annualized 13.8%, and $54.8 million or 10.1%, respectively, from prior quarter and prior year second quarter.  Deposits, including repurchase agreements, declined $42.0 million, an annualized 6.6%, during the quarter as the Company focused on managing its deposit growth and pricing controls due to its liquidity position resulting from deposit growth during the first quarter.  Deposits have increased 1.6% year over year.

Shareholders’ equity of $291.7 million on June 30, 2007 was an annualized increase of 5.4% from the $287.8 million on March 31, 2007 and a 10.2% increase from the $264.6 million on June 30, 2006.  The Company's annualized dividend yield to shareholders as of June 30, 2007 was 3.34%.

Asset Quality

Nonperforming loans at June 30, 2007 were $23.9 million compared to $17.9 million at March 31, 2007 and $17.0 million at June 30, 2006.  The increase in nonperforming loans was primarily smaller commercial loans with collateral that are individually reviewed with specific reserves established when appropriate.

Foreclosed properties at June 30, 2007 of $3.9 million were a $0.4 million increase from the $3.5 million on March 31, 2007 and a $1.1 million decrease from the $5.0 million on June 30, 2006.

Net loan charge-offs for the quarter of $1.2 million, or 0.23% of average loans annualized, was an increase from prior quarter's 0.17% of average loans annualized but a decrease from the 0.31% from prior year second quarter.  Our reserve for losses on loans as a percentage of total loans outstanding at June 30, 2007 decreased to 1.25% from the 1.30% at June 30, 2006.  The adequacy of our reserve for losses on loans is analyzed quarterly and adjusted as necessary.

Additional Information

Community Trust Bancorp, Inc. entered into an agreement and plan of merger with Eagle Fidelity, Inc. on May 31, 2007.  On June 21, 2007, a third party made a tender offer with certain conditions to the shareholders of Eagle Fidelity, Inc. to purchase their stock for $45 cash per share.  The outcome of this action is unknown at this time.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by the Company of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect the Company’s results.  These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.0 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, northeast, central, and south central Kentucky, five banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2007
(in thousands except per share data and # of employees)

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Interest income	$50,085	$49,179	$47,189	$99,264	$91,577
Interest expense	23,474	23,289	19,983	46,763	38,014
Net interest income	26,611	25,890	27,206	52,501	53,563
Loan loss provision	1,846	470	1,350	2,316	1,350

Gains on sales of loans	316	296	316	612	620
Deposit service charges	5,330	4,804	5,309	10,134	9,861
Trust revenue	1,180	1,199	861	2,379	1,742
Loan related fees	867	1,021	488	1,888	1,112
Other noninterest income	1,281	1,178	1,080	2,459	2,462
Total noninterest income	8,974	8,498	8,054	17,472	15,797

Personnel expense	11,100	11,114	10,823	22,214	21,788
Occupancy and equipment	2,875	2,989	2,967	5,864	5,953
Amortization of core deposit intangible	158	159	158	317	317
Other noninterest expense	6,805	8,234	5,919	15,039	11,886
Total noninterest expense	20,938	22,496	19,867	43,434	39,944

Net income before taxes	12,801	11,422	14,043	24,223	28,066
Income taxes	3,943	3,400	4,151	7,343	8,406
Net income	$8,858	$8,022	$9,892	$16,880	$19,660

Memo: TEQ interest income	$50,463	$49,571	$47,580	$100,034	$92,358

Average shares outstanding	15,216	15,191	15,051	15,203	15,031
Basic earnings per share	$0.58	$0.53	$0.66	$1.11	$1.31
Diluted earnings per share	$0.57	$0.52	$0.65	$1.09	$1.29
Dividends per share	$0.27	$0.27	$0.26	$0.54	$0.52

Average balances:
Loans, net of unearned income	$2,199,233	$2,165,510	$2,124,485	$2,182,465	$2,110,740
Earning assets	2,801,966	2,774,634	2,746,069	2,788,376	2,717,183
Total assets	3,020,931	2,994,535	2,974,836	3,007,806	2,943,728
Deposits	2,379,683	2,358,675	2,291,822	2,369,237	2,283,250
Interest bearing liabilities	2,275,637	2,260,472	2,244,540	2,268,097	2,215,491
Shareholders' equity	292,096	287,204	264,181	289,664	261,803

Performance ratios:
Return on average assets	1.18%	1.09%	1.33%	1.13%	1.35%
Return on average equity	12.16%	11.33%	15.02%	11.75%	15.14%
Yield on average earning assets (tax equivalent)	7.22%	7.25%	6.95%	7.23%	6.85%
Cost of interest bearing funds (tax equivalent)	4.14%	4.18%	3.57%	4.16%	3.46%
Net interest margin (tax equivalent)	3.86%	3.84%	4.03%	3.85%	4.03%
Efficiency ratio (tax equivalent)	58.22%	64.68%	55.73%	61.40%	56.95%

Loan charge-offs	$1,843	$1,650	$2,555	$3,494	$4,916
Recoveries	(608)	(731)	(895)	(1,340)	(1,874)
Net charge-offs	$1,235	$919	$1,660	$2,154	$3,042

Market Price:
High	$37.98	$41.50	$35.50	$41.50	$35.90
Low	31.40	33.87	31.50	31.40	30.60
Close	32.30	36.23	34.93	32.30	34.93

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2007
(in thousands except per share data and # of employees)

	As of	As of	As of
	June 30, 2007	March 31, 2007	June 30, 2006
Assets:
Loans, net of unearned	$2,215,057	$2,171,484	$2,138,817
Loan loss reserve	(27,688)	(27,077)	(27,814)
Net loans	2,187,369	2,144,407	2,111,003
Loans held for sale	3,899	893	2,140
Securities AFS	425,058	440,587	472,678
Securities HTM	36,689	38,655	44,550
Other equity investments	28,038	28,032	27,325
Other earning assets	69,072	195,968	51,226
Cash and due from banks	78,214	78,324	81,185
Premises and equipment	54,369	55,148	57,230
Goodwill and core deposit intangible	67,293	67,452	66,391
Other assets	50,829	49,320	53,324
Total Assets	$3,000,830	$3,098,786	$2,967,052

Liabilities and Equity:
NOW accounts	$16,470	$14,910	$25,296
Savings deposits	669,598	698,783	629,022
CD's>=$100,000	445,725	447,914	412,700
Other time deposits	796,443	796,402	774,606
Total interest bearing deposits	1,928,236	1,958,009	1,841,624
Noninterest bearing deposits	436,702	435,023	448,842
Total deposits	2,364,938	2,393,032	2,290,466
Repurchase agreements	154,531	168,441	188,224
Other interest bearing liabilities	157,871	219,614	199,161
Noninterest bearing liabilities	31,833	29,901	24,641
Total liabilities	2,709,173	2,810,988	2,702,492
Shareholders' equity	291,657	287,798	264,560
Total Liabilities and Equity	$3,000,830	$3,098,786	$2,967,052

Ending shares outstanding	15,217	15,203	15,083
Memo: Market value of HTM securities	$35,314	$37,371	$42,002

90 days past due loans	$7,684	$4,270	$5,644
Nonaccrual loans	16,159	13,605	10,697
Restructured loans	43	55	693
Foreclosed properties	3,898	3,514	5,000

Tier 1 leverage ratio	9.71%	9.62%	9.06%
Tier 1 risk based ratio	12.32%	12.11%	11.51%
Total risk based ratio	13.52%	13.28%	12.72%
FTE employees	1,012	1,014	1,019

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2007
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and six months ending June 30, 2007 and 2006 as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Net income	$8,858	$9,892	$16,880	$19,660

Basic earnings per share	$0.58	$0.66	$1.11	$1.31

Diluted earnings per share	$0.57	$0.65	$1.09	$1.29

Average shares outstanding	15,216	15,051	15,203	15,031

Total assets (end of period)	$3,000,830	$2,967,052

Return on average equity	12.16%	15.02%	11.75%	15.14%

Return on average assets	1.18%	1.33%	1.13%	1.35%

Provision for loan losses	$1,846	$1,350	$2,316	$1,350

Gains on sales of loans	$316	$316	$612	$620